AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HERITAGE BANKSHARES, INC.

1. The name of the corporation is: HERITAGE BANKSHARES, INC.

2. The purpose of the corporation is to engage business in as a bank holding company.

3. In addition, the corporation shall have the power to conduct any other business that is not prohibited by law or required to be stated in these articles.

4. (a) The aggregate number of shares which the corporation shall have the authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value
Common Stock	6,000,000	$5.00
Preferred Stock	1,000,000	No Par

(b) Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof. Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the corporation shall file with the State Corporation Commission articles of amendment as required by law, and the State Corporation Commission shall have issued a certificate of amendment. All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. The number, designations, terms, relative rights, preferences and limitations of shares within any one series may differ from those of shares within any other series.

5. All stockholders are hereby denied the preemptive right to acquire unissued shares of the corporation. Cumulative voting of shares is prohibited for all purposes.

6. Except as may be otherwise be provided in any articles of amendment adopted by the Board of Directors pursuant to Article 4 relating to the rights of holders of any series of Preferred Stock or as otherwise required by applicable law, the holders of Common Stock shall have, to the exclusion of the holders of any other class of stock of the corporation, the sole and full power to vote for the election of directors and for all other purposes without limitation.

7. No director of the .corporation shall be removed from office as a director except by the affirmative vote of the holders of eighty percent (80%) of the shares of the corporation’s capital stock, issued, outstanding and entitled to vote generally in the election of directors.

8. Except as set forth below, the affirmative vote of holders of eighty percent (80%) of the shares of the corporation’s capital stock, issued, outstanding and entitled to vote generally in the election of directors shall be required to approve any of the following:

(a) any merger or consolidation of the corporation with or into any other corporation or other entity; or

(b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the corporation pursuant to a vote of shareholders; or

(c) any issuance of shares of the corporation that results in the acquisition of control of the corporation by any person, firm or corporation or group of one or more thereof that previously did not control the corporation;

(d) any sale, lease, exchange, mortgage, pledge or other transfer in one transaction or a series of transactions of all, or substantially all, of the assets of the corporation to any other corporation, person, or entity; or

(e) the adoption of a plan for the liquidation or dissolution of the corporation prepared by any other corporation, person or entity; or

(f) any proposal in the nature of a reclassification or reorganization that would increase the proportionate voting rights of any other corporation, person or entity; or

(g) any transaction similar to, or having similar effect as, any of the foregoing transactions,

if, in any such case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of capital stock of the corporation issued, outstanding and entitled to vote generally in the election of directors.

If any of the transactions identified above in this Article 8 is with a corporation, person or entity that is not the beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of capital stock of the corporation issued, outstanding and entitled to vote generally in the election of directors, then the affirmative vote of the holders of more than two-thirds of the shares of the corporation’s capital stock issued, outstanding and entitled to vote generally in the election of directors shall be required to approve any of such transactions.

The Board of Directors of the corporation shall have the power and duty to determine, for purposes of this Article 8, on the basis of information known to the Board, if and when such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of capital stock of the corporation issued, outstanding and entitled to vote generally in the election of directors and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified above in this Article 8. Any such determination shall be conclusive and binding for all purposes of this Article 8. The provisions of this Article 8 shall not apply to any transaction which is approved in advance by both (a) a majority of the members of the Board of Directors of the corporation and (b) a majority of those directors who were directors before the corporation, person or entity acquired beneficial ownership of five percent (5%) or more of the shares of capital stock of the corporation entitled to vote generally in the election of directors and who are not affiliates of such corporation, person or entity.

Notwithstanding anything to the contrary set forth herein, the provisions of this Article 8 are subject to the terms of any articles of amendment adopted by the Board of Directors pursuant to Article 4 relating to the rights of holders of any series of Preferred Stock.

9. The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation or other entity, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the depositors, employees, customers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located, the business reputation of the other party, and the Board of Directors’ evaluation of the then value of the corporation in a freely negotiated sale and of the future prospects of the corporation as an independent entity.

10. Each Director and officer shall be indemnified by the corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been a Director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of gross negligence or willful misconduct in the performance of his duty as such Director or officer.

In the event of any other judgment against such Director or officer or in the event of a settlement, the indemnification shall be made only if the corporation shall be advised, in the event none of the persons involved shall be or have been a Director of the corporation, by the Board of Directors, and otherwise by independent counsel to be appointed by the Board of Directors, that in its or his opinion such Director or Officer was not guilty of gross negligence or willful misconduct in the performance of his duty, and, in the event of a settlement, that such settlement was, or if still to be made is, in the best interests of the corporation. If the determination is to be made by the Board of Directors, it may rely, as to all questions of law, on the advice of independent counsel.

Every reference herein to Director or officer shall include every Director or officer or former Director or officer of the corporation and every person who may have served at its request as a Director or officer of another corporation in which the corporation owns shares of stock or of which it is a creditor or, in case of a non-stock corporation, to which the corporation contributes and, in all of such cases, his executors and administrators.

The right of indemnification hereby provided shall not be exclusive of any other rights to which any Director or officer may be entitled.

11. The provisions of Articles 7 through 11 of these articles may not be amended, nor shall any amendment be adopted that is inconsistent with any of the provisions of such Articles 7 through 11 hereof, except (a) upon the affirmative vote of the holders of at least eighty percent (80%) of the shares of the corporation’s capital stock, issued, outstanding and entitled to vote thereon or (b) if there be more than one class of stock, then upon the affirmative vote of the holders of at least eighty percent (80%) of the shares of each such class of the shares of the corporation’s capital stock issued, outstanding and entitled to vote thereon.

12. In this Article:

(a) “officer” or “director” means any person serving as an officer or director of the corporation and/or its subsidiary banks.

“liability” means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax, assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

“party” includes, without limitation, an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

(b) To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, permits the limitation or elimination of the liability of directors and officers, no director or officer of the corporation and/or its subsidiary banks made a party to any proceeding shall be liable to the corporation or its stockholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this Article.

(c) The provisions of this Article shall be applicable to all proceedings commenced after it becomes effective, arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this Article shall impair or otherwise diminish the rights provided under this Article (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal.

(d) The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the director or officer did not meet any standard of conduct that is a prerequisite to the limitation or elimination of liability provided in Section (b) of this Article.

(e) Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

[END OF DOCUMENT]

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